Exhibit 10(i)
Arabian American Development Company
10830 North Central Expressway, Suite 175
Dallas, Texas 75231
(214) 692-7872
Retirement Awards Program
February 16, 2007
Hatem El-Khalidi
10830 N. Central Expressway
Dallas, TX 75231
Dear Mr. El-Khalidi,
This letter will serve to formalize the terms and conditions of our agreement concerning your pending retirement as President of Arabian American Development Co. et al. and to recognize the forty years of service to the Company. This agreement is entered into for the benefit of the Company, recognizing your long service, expertise, and history in the areas of marketing, contract negotiations, and mineral development and the role you have played in these areas. The following shall take effect upon your official retirement from the Company:
1.	The Company will pay you three thousand dollars ($3,000.00) per month promptly on the first day of each month for the remainder of your natural life.

2.	Subsequent to your passing, the Company will pay your surviving spouse, Ingrid El-Khalidi, a sum of two thousand dollars ($2,000.00) per month promptly on the first day of each month for the remainder of her natural life.

3.	Additionally, you may participate in the Employees Group Health Insurance program as provided to employees of the Company, the premium of which will be fully funded by the Company. The Company shall not be obligated to provide any health insurance coverage other than that offered to any regular employee in its normal benefits program, which may change from time to time. This benefit shall be available to yourself and to Ingrid El-Khalidi for each of your natural lives and shall not apply to any other parties, whether related, dependent upon you, or associated with you in any way.
These terms are within the standard practices afforded other former employees upon their retirement. The forgoing represents the entire agreement whereby the Company wishes to reward you for past service. There are no warranties or intentions other than those stated above. We have discussed the option of purchasing an annuity to ensure the benefits listed would be available to you under any change of the Company’s financial position or ownership and have agreed that this option may continue for discussion at a future date. If this accurately sets forth your understanding, please sign below as indicated and return an executed copy to me for my files.

Sincerely,
/s/ Nick Carter
Nick Carter
Secretary, Arabian American Development Co.

Agreed and accepted February 16, 2007.
/s/ Hatem El-Khalidi
Hatem El-Khalidi